Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock ETF Trust of our report dated February 22, 2024, relating to the financial statements and financial highlights, which appears in BlackRock Advantage Large Cap Income ETF’s Annual Report on Form N-CSR for the period from September 26, 2023 (commencement of operations) to December 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 22, 2024